The option evidenced by this agreement has not been registered under the Securities Act of 1933 or any state securities laws. No offer for sale, sale, transfer, pledge, or other disposition of the option evidenced by this agreement may be made unless pursuant to an effective registration statement filed under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.


                          OPTION AND WARRANT AGREEMENT

         THIS OPTION AND WARRANT AGREEMENT (as defined in Article 6, along with all the other defined terms, this "Agreement") is made and effective as of June 29, 2001 by and between NBG RADIO NETWORK, INC. (as more fully defined in Article 6, "Company"), and MCG FINANCE CORPORATION (as more fully defined in
Article 6, "Lender" and/or a "Holder").


                                 R E C I T A L S

         WHEREAS, Borrowers (including Company) and Lender are entering into the Credit Agreement pursuant to which Lender has agreed to extend credit to Borrowers; and

         WHEREAS, to induce Lender to enter into the Loan Documents and as additional consideration for the credit to be extended thereunder, Company has agreed to issue and deliver to Holder an Option to acquire the Warrants to purchase Warrant Shares on the terms and conditions set forth herein;

         NOW, THEREFORE, for good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), Company and Holder hereby agree as follows:


                          ARTICLE 1: GRANT OF WARRANTS

         1.1. Grant of Warrants; Warrant Entitlement. Company hereby grants to Holder an option (the "Option") to acquire warrants (the "Warrants") to purchase up to 4,850,235 shares of Common Stock (as such number may be adjusted from time to time as provided herein) representing, as of the date of hereof, 19% of the issued and outstanding shares of Capital Stock and voting rights of Company (on a fully diluted, as issued basis). The Option is exercisable immediately and may be exercised by Holder by written notice to Company at any time and from time to time prior to the earlier to occur of the following two events: (a) 11:59 p.m. (Eastern Time) on June 29, 2011 or (b) the date on which Lender elects to receive payment of all of the Deferred Interest accrued under Section 1.1.5 of the Credit Agreement rather than to receive any of the Warrants. Any notice of exercise of the Option shall include a written acknowledgment by Holder that Holder is foregoing any further right to collect one-half of the accrued Deferred Interest under Section 1.1.5 of the Credit Agreement. Immediately upon exercise of the Option, Company shall issue and deliver to Holder Warrant Certificates evidencing the Warrants issued. The terms of Articles 3 and 5 hereof shall not be effective until the Option is exercised (other than Sections 3.3, 3.8, 3.9 and 5.1, which Sections are effective immediately as of the date hereof). 4,084,408 Warrants shall be designated as Block A Warrants and shall have a Block A Exercise Price (as set forth in this Section). 765,827 Warrants shall be designated as Block B Warrants and shall have a Block B Exercise Price (as set forth in this Section). Each Block A Warrant entitles Holder to purchase (during the Exercise Period) one fully paid, nonassessable Warrant Share at a price of $1.20 per share (as such amount may be adjusted from time to time as provided herein, the "Block A Exercise Price"). Each Block B Warrant entitles the registered Holder of such Warrant to purchase (during the Exercise Period) one fully paid, nonassessable Warrant Share at a price per share equal to $3.00 (as such amount may be adjusted from time to time as provided herein, the "Block B Exercise Price"). At Holder's election, the aggregate Exercise Price of the

Warrants may be increased by the amount of foregone Deferred Interest. If Holder so elects to increase the aggregate Exercise Price, then Holder may credit the foregone Deferred Interest against the increased amount of the aggregate Exercise Price.

         1.2. Option and Warrants as Additional Compensation. The Option is additional compensation for the cost, expense and risk incurred by Lender associated with the underwriting and establishment of the credit facilities to be provided for in the Credit Agreement, but neither the grant nor the exercise of the Option or any Warrants in any way affects or relieves Company or any other Borrower of any obligations to fully and timely perform and to fully and timely repay the entire indebtedness due under the Loan Documents; except that the exercise of the Option will relieve Company from its obligation to pay one-half of the Deferred Interest.


                    ARTICLE 2: REPRESENTATIONS AND WARRANTIES

         Company represents and warrants that:

         2.1. Authorization; Non-Contravention. Company has duly authorized each of the following by all requisite actions: (a) the execution, delivery and performance of this Agreement, and (b) the issuance and delivery of the Option to Holder, and (c) the issuance and delivery of the Warrants to Holder upon exercise of the Option, and (d) the execution, delivery and performance of the Warrant Certificates upon exercise of the Option, and (e) the issuance and delivery of the Warrant Shares to Holder upon any exercise of the Warrants. None of the actions by Company described in the first sentence of this Section (when performed by Company) will violate, breach or cause a default (or will require any consent that has not been obtained) under (i) any applicable law, regulation, governmental authorization or judicial order (including any federal or state securities laws), or (ii) the Organic Documents of Company, or (iii) any voting or other agreements governing the equity of Company, or (iv) any material agreement to which Company is a party or by which Company is bound.

         2.2. Capitalization; Warrant Shares as a Percent of Capital Stock. The authorized and outstanding Capital Stock of Company consists of the following:
(a) 50,000,000 shares of Common Stock, of which 14,195,651 shares are issued and outstanding and (b) 5,000,000 shares of Preferred Stock, of which zero shares are issued and outstanding. All of such outstanding shares of Capital Stock have been validly issued and are fully paid and nonassessable. There are no outstanding warrants, options, convertible securities or other arrangements under which Company may be obligated to issue any Capital Stock or to purchase, redeem, retire or otherwise acquire any Capital Stock, except (i) pursuant to this Agreement, and (ii) pursuant to the Employee Option Plan, and (iii) the options and warrants that are listed on Schedule 3.6 (Capital Structure) of the Credit Agreement. No Person has any right of first refusal, preemptive right, anti-dilution protection, put right, registration right, or similar right with respect to any Capital Stock of Company, except (1) pursuant to this Agreement and (2) the options granted to Colebrooke Capital, Inc.; and (3) the Employee Stock Option Plan; and (4) the options and warrants that are listed on Schedule
3.6 (Capital Structure) of the Credit Agreement. To the knowledge of Company (after diligent inquiry), no holder of any Capital Stock is a party to any equityholder or voting agreement with respect to any such Capital Stock. The Warrant Shares (if issued as of the effective date hereof) would constitute 19.5% of the issued and outstanding shares of Capital Stock and voting rights on a fully diluted, as issued basis.

         2.3. Other Disclosures. All written information relating to Company (and its direct and indirect Subsidiaries, if any) that has been provided to Holder in connection with the transactions contemplated by this Agreement is true, correct and complete in all material respects, and Company has not omitted to state any material fact necessary in order to make the statements made herein or therein (in light of the circumstances under which there were made) not misleading.

         Holder represents and warrants that:

         2.4. Investment Representations. Holder is acquiring the Option and, if the Option is exercised, the Warrants (a) solely for the purpose of investment and not with a view to any distribution of the Option, the Warrants or any Warrant Shares within the meaning of the Securities Act, and (b) with no present intention of selling or otherwise transferring the Option, the Warrants, the Warrant Certificates or the Warrant Shares except as provided herein. Holder (1) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Option and, if exercised, the Warrants, and (2) has the ability to bear the economic risks of its prospective investment, and (3) is able (without materially impairing its financial condition) to hold the Option, the Warrants and Warrant Shares for an indefinite period of time and to suffer a complete loss on its investment in such Option, Warrants and Warrant Shares, and (4) is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. Holder agrees that it will not offer, sell or otherwise transfer any Warrants, Warrant Certificates or Warrant Shares except in compliance with this Agreement and the Securities Act (and the regulations of the Commission thereunder). Holder understands that the Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities laws and that the Company is not obligated to register the Warrant Shares except as provided herein. Holder will not offer the Warrants or the Warrant Shares for sale or sell, transfer, pledge, or otherwise dispose of the Warrant Shares unless pursuant to an effective registration statement filed under the Securities Act and applicable state securities laws, or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Holder understands that the Warrants and the Warrant Shares will be imprinted with the following legend:

                  The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any state securities laws. No offer for sale, sale, transfer, pledge, or other disposition of the shares evidenced by this certificate may be made unless pursuant to an effective registration statement filed under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.



                   ARTICLE 3: THE WARRANTS AND WARRANT SHARES

         3.1. Warrant Certificates. The Warrants shall be evidenced by one or more Warrant Certificates, each with customary applicable legends thereon (but such certificates shall incorporate such changes therein as may be required from time to time to reflect any adjustments made hereunder, and the legends thereon shall be modified or removed from time to time to reflect the applicable requirements of the Securities Act). If any Warrant Certificate is transferred, lost, stolen, mutilated or destroyed, then Company (upon request of Holder accompanied, if such Warrant Certificate was lost, stolen, mutilated or destroyed, by an affidavit of lost securities reasonably acceptable to Company) shall issue and deliver to (or in accordance with the written instructions of) Holder one or more replacement Warrant Certificates evidencing in the aggregate the same number of Warrants.

         3.2.     Exercise of Warrants.

                  a. Exercise Period. The Warrants are exercisable from time to time after the exercise of the Option and prior to 11:59 p.m. (Eastern Time) on March 31, 2011 (as such period may be extended from time to time by mutual agreement of Holder and Company, "Exercise Period"), at which time any unexercised Warrants shall expire.

                  b. Method of Exercise; Cashless Exercise. To exercise such Warrants, Holder (1) shall surrender to Company the Warrant Certificate evidencing such Warrants, and (2) shall deliver to Company payment of the applicable Exercise Price in cash, by certified check or cashier's check payable to the order of Company or by wire transfer to Company. As an alternative to paying such Exercise Price (or any portion thereof) in cash, Holder may instead elect to effect a cashless exercise pursuant to which Holder receives an amount of Warrant Shares determined by multiplying (i) the number of Warrant Shares into which Holder would otherwise be entitled as a result of such exercise by
(ii) a fraction (a) the numerator of which is the difference between the then Current Market Price per Warrant Share and the applicable Exercise Price then in effect and (b) the denominator of which is the then Current Market Price per Warrant Share.

                  c. Issuance of Warrant Shares Upon Exercise; Re-Issuance of Warrant Certificates and Warrant Shares. Upon surrender of any Warrant Certificate and payment of the applicable Exercise Price, then Company shall issue and deliver to Holder and/or its designee one or more certificates evidencing in the aggregate the number of Warrant Shares that are then being purchased (each of which Warrant Shares shall be properly authorized, validly issued, fully paid and nonassessable). If less than all of the Warrants evidenced by a Warrant Certificate are exercised or less than all of the Warrants or Warrant Shares are otherwise transferred in connection with any other transaction, then Company shall issue to Holder (or its designee) one or more new Warrant Certificates or Warrant Shares evidencing the remaining number of Warrants and/or Warrant Shares that are not then exercised or otherwise transferred.

                  d. Rights of Holder Upon Exercise. Upon any exercise of Warrants, Holder shall be entitled to all of the rights and benefits of a holder of capital stock under the Organic Documents of Company as well as all of the rights and benefits of a Holder of Warrant Shares under Sections 3.3, 3.4, 3.5, 3.7, 3.9, 3.10 and 4.5 and Articles 6 and 7 of this Agreement (notwithstanding any provision of such Organic Documents to the contrary) and until such time as
(a) such Warrant Shares have been registered under the Securities Act or (b) have been sold pursuant to Rule 144(k) of the Securities and Exchange Commission, Holder shall also be entitled to all of the rights and benefits of a Holder of Warrant Shares under Article 5 of this Agreement (notwithstanding any provision of such Organic Documents to the contrary). To the extent that the rights and benefits of a capital stock under the Organic Documents are inconsistent with or less favorable than the rights and benefits of Holder of Warrant Shares under this Agreement, then the terms and provisions of this Agreement shall control and govern with respect to the rights and benefits of Holder. Notwithstanding the foregoing, to the extent prohibited by Nevada law, rights under this Agreement (other than under Section 3.4) will not transfer to any Person other than Affiliates of MCG Finance Corporation and pledgees of Lender's interest under the Credit Agreement if the Warrants have been exercised.

         3.3. Transfers of Option, Warrants, Warrant Certificates and Warrant Shares. The Option, the Warrants, the corresponding Warrant Certificates and the Warrant Shares may be freely transferred by Holder from time to time in whole or in part without restriction upon giving written notice thereof to Company and upon complying with the applicable requirements under the Securities Act of 1933 and applicable state securities laws. Unless otherwise limited or restricted pursuant to the document of transfer, then a subsequent Holder of the Option, the Warrants, Warrant Certificates or Warrant Shares hereunder shall be entitled to all of the rights and benefits (and subject to all of the restrictions and limitations) of the transferring Holder under this Agreement and under the Organic Documents.

         3.4.     Registration Rights.

                  a. Incidental Registration. In connection with any Public Offering of Company's securities, Holder shall have the right to require Company to include all or (at Holder's election) any portion of the Warrant Shares purchasable upon exercise of any such Warrants. Notwithstanding the foregoing, if the underwriters shall advise Company in writing that, in their experience and professional opinion arrived at in good faith based upon existing market conditions, inclusion of such number of Warrant Shares (together with the shares of Capital Stock requested for registration by any other selling equityholders) will adversely affect the price or distribution of the securities to be offered in such Public Offering solely for the account of Company, then Holder shall then have the right to include only such number of Warrant Shares that such advice by the underwriters indicates may be distributed without adversely affecting the distribution of the securities solely for Company's account. As between Holder and any other holders of Capital Stock requesting to be included in such Public Offering, such availability for inclusion in the registration for such Public Offering shall be allocated pro rata based upon the total number of shares of Capital Stock owned or purchasable. In connection with an underwritten Public Offering, provided that all other holders of equity interests of Company are subject to identical (or more restrictive) restrictions with respect to their equity interests, then Holder shall agree to refrain from selling or otherwise transferring (other than to a Holder-Affiliated Transferee) any Warrant Shares not included in such Public Offering for a period of time (not to exceed 90 calendar days after the effective date of the registration statement for such Public Offering) as may be appropriate under the circumstances and reasonably requested by Company and the underwriters for such offering.

                  b. Demand Registration. From time to time, upon request of the holders of a majority of the Warrant Shares owned or then purchasable by such holders (the "Requesting Holders"), Company (as promptly as reasonably possible) shall prepare, shall file with the Commission and shall use best efforts to cause the effectiveness of a registration statement (on Form S-3 or successor form, if available) covering such number of Warrant Shares owned or then purchasable as is requested by such Requesting Holder. Notwithstanding the foregoing, Company shall not be required to so prepare and file upon the demand of the Requesting Holders either (a) more than one (1) such registration statement that is declared effective by the Commission and maintained in effect by Company for at least 90 consecutive calendar days in any 12-month period or
(b) any registration statement if the anticipated gross proceeds of the Public Offering is less than the lesser of $2,000,000 or the proceeds realized by registering all Warrant Shares then held by Holder or (c) a registration statement on Form S-1 if Form S-3 is available or (d) any registration statement covering shares that Holder could otherwise freely sell under Rule 144(k) of the Securities and Exchange Commission. Without the consent of Holder, no such registration statement filed pursuant to this demand registration provision may relate to any securities other than the Warrant Shares, and no other securities may be sold incidentally to any such underwritten public offering of Warrant Shares so registered, unless such other securities can be registered without affecting the ability of Holder to register all the Warrant Shares that it is seeking to register.

                  c. Holder Entitled to Equivalent Rights. If Company has otherwise granted or hereafter grants to any Person any other or additional registration rights with respect to any securities of Company (or similar registration rights with any more favorable or less restrictive terms), then Company will promptly notify Holder, and such registration rights (or the more favorable or less restrictive terms thereof) will be deemed automatically to be incorporated into this Agreement (without the necessity of any other action by the parties hereto) as additional registration rights that Holder is entitled to exercise.

                  d. Certain Additional Agreements in Connection with Registrations. In connection with any Public Offering, Company (1) shall enter into, execute and deliver all agreements and other documents (including opinions of counsel, comfort letters and underwriting agreements) that are customary and appropriate with such public offerings, and (2) shall cooperate with any underwriters to facilitate sales of the Warrant Shares to the same extent as if such Warrant Shares were being offered directly by Company, and (3) shall furnish Holder such numbers of copies of registration statements and prospectuses (and amendments and supplements thereto) as Holder may reasonably request, and (4) shall take all such other actions as are necessary or advisable to facilitate the registration and sale of such Warrant Shares. In connection with any Public Offering as to which Holder is requesting registration of Warrant Shares, Holder (i) shall provide Company with such information regarding itself, himself or herself as may be reasonably required by Company, and (ii) shall reasonably cooperate with Company in the preparation of the registration statement, and (iii) shall enter into, execute and deliver all agreements and other documents that are customary and appropriate for selling equityholders to execute in connection with a secondary public offering. In connection with any offering of Warrant Shares pursuant to the provisions of this Section, Company and Holder shall provide each other (and the officers, directors and controlling Persons thereof) customary indemnifications and rights of contribution.

                  e. Company Right to Delay Certain Demand Registrations. If the Board of Directors, in its good faith judgment, determines that any demand registration of Warrant Shares should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization, merger or other material transaction (a "Valid Business Reason"), then Company may postpone filing such a registration statement until the earlier of (i) the time such Valid Business Reason no longer exists, or (ii) 90 calendar days from the date of such postponement. Notwithstanding the foregoing, Company may not request more than two (2) such postponements or withdrawals during any 12-month period.

         3.5. Rights Upon Sale of Company. In connection with any Equity Disposition, Equity Redemption or Non-Surviving Transaction, Company or the acquiror in any such transaction shall also offer to purchase on the same terms, except as provided below, all of the Warrant Shares and all of the Warrants. If an Equity Disposition or an Equity Redemption is of less than all of the Capital Stock then outstanding, then the number of Warrants and Warrant Shares subject to purchase under this Section shall be reduced proportionately (to the nearest whole number), and such reduced number will be allocated pro rata among all holders of Capital Stock desiring to sell securities in connection with such transaction. The purchase price for such Warrants and/or Warrant Shares shall be Holder's pro rata percentage of the "aggregate consideration" to be received by all sellers and transferor in connection with such transaction or series of related transactions (including any related agreements that result in personal gain, payments or compensation to any director, officer or equityholder of Company). To the extent that Company and Holder cannot agree as to the amount and value of the "aggregate consideration", then such determination shall be made by an Independent Appraiser. To the extent that any consideration for such transaction is payable by such acquiror in cash, in publicly traded and readily marketable securities (with reasonable liquidity and no restrictions on transfer) or evidence of indebtedness from an obligor who (in the commercially reasonable opinion of Holder) is highly creditworthy, then the purchase price payable to Holder may be in the same form of consideration; otherwise, the purchase price (or the remaining balance thereof) payable to Holder shall be in immediately available funds. Notwithstanding the foregoing, in connection with any such Equity Disposition, Equity Redemption or Non-Surviving Transaction, Holder may elect (at its option) to receive the purchase price payable under this Section pro rata in kind in the same form of consideration as is to be received by Company or such selling equityholder.

         3.6.     Intentionally Blank.

         3.7. Payment of Taxes and Expenses. Company shall pay all expenses (including reasonable fees and expenses of Holder and one legal counsel thereto, but excluding underwriter's and/or broker's discounts and commissions), taxes (excluding income taxes) and other fees and costs attributable to the issuance, registration, qualification, notification, approval, listing, transfer pursuant to Section 3.5, and/or repurchase of the Warrants, the Warrant Certificates and the Warrant Shares.

         3.8. Reservation and Issuance of Warrant Shares. Company at all times shall reserve (and keep free from preemptive rights or similar rights of equityholders of Company) among its authorized but unissued shares of Capital Stock the full number of Warrant Shares deliverable upon exercise of all of the Warrants. Company covenants that all Warrant Shares (when and if issued upon exercise of the Warrants in accordance with the terms hereof) will be duly authorized, validly issued, fully paid and nonassessable and will be free from all taxes, liens, charges and security interests with respect to the issuance thereof.

         3.9. Corrective Adjustments. Company hereby acknowledges that Holder is relying upon, the representations set forth in Section 2.2 regarding the capitalization of Company as of the date hereof. If it is later determined that such information is untrue or inaccurate such that the outstanding Capital Stock or rights to acquire Capital Stock are greater that the amount disclosed, then Company shall promptly prepare, execute and deliver to Holder such additional documents and certificates as are necessary to equitably adjust the Warrants and Warrant Shares deliverable upon exercise of all Warrants for the benefit of Holder. Such adjustments shall include the issuance of additional Warrants and/or the reduction in Exercise Price of the Warrants, as is acceptable to Holder. To the extent that Company and Holder cannot agree as to the amount or implementation of any such adjustment, then such determination shall be made by an Independent Appraiser.

         3.10. Attendance and Participation Rights. So long as the Warrants and/or Warrant Shares of Holder collectively represents at least 2% of the Capital Stock of Company (on a fully diluted basis), then a representative of Holder shall be entitled (if at any time hereafter Holder so elect) to attend each of the meetings of Company's Board of Directors (including, each committee thereof). Notwithstanding the foregoing, at the request of Company, the representative of Holder may be required temporarily to leave any such meeting of the Board of Directors if such action is necessary to preserve Company's attorney-client privilege with respect to such meetings or the information disseminated therein. In addition, at all times while Holder owns any Warrant Shares, then Holder shall be entitled (if Holder at any time hereafter so elects) to a pro rata percent of the positions on the Board of Directors (and each committee thereof) of Company (rounded upwards to the next whole number).



                       ARTICLE 4: ANTI-DILUTION PROVISIONS

         4.1. Equity Dividends, Restructurings and Reclassifications. If Company at any time and/or from time to time (a) declares or pays a dividend on outstanding Capital Stock in shares of Capital Stock or other securities, or (b) subdivides outstanding shares of Common Stock, or (c) combines outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of the Common Stock other securities of Company (including any such reclassification in connection with a merger, consolidation or other business combination in which Company is the surviving entity), then the number and kind of Warrant Shares purchasable upon exercise of each Warrant and the applicable Exercise Price therefor shall be adjusted so that Holder upon exercise of such Warrant shall be entitled to receive (for the same aggregate Exercise Price) the aggregate number and kind of Warrant Shares or other securities of Company that Holder would have owned or would have been entitled to receive after the occurrence of any such event had such Warrant been exercised immediately prior to the occurrence of such event (or, if earlier, any record date with respect thereto).

4.2.     Issuances Below Target Market Price.

                  (a) Rights to Purchase Below Target Market Price. If Company at any time and/or from time to time issues any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing a right to subscribe for or acquire shares of Capital Stock) other than the Excludible Shares or the 700,000 shares to be issued after the Closing Date to John Holmes, Dino R. Gavino, and Mark Glenn Fisher or any shares issued to Holder pursuant to Section 4.5 for no consideration or at a price per share less than the Target Market Price per share in effect immediately prior to such issuance, then, the current Exercise Price to be in effect after such issuance shall be determined as follows: multiply (1) the Exercise Price in effect immediately prior to such issuance by (2) a fraction (i) the numerator of which is the number of shares of Capital Stock outstanding on the date of such issuance plus the number of shares of Capital Stock which the aggregate offering price of the total number of shares of Capital Stock so to be offered (or the aggregate initial conversion or exchange price of the convertible or exchangeable securities so to be offered) would purchase at the Target Market Price and (ii) the denominator of which is the number of shares of Capital Stock outstanding on the date of such issuance plus the number of additional shares of Capital Stock so to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible). The provisions of this Clause, however, shall not apply to any issuance of Warrants or to any issuance of Warrant Shares upon exercise of any Warrants. If such subscription price may be paid in a consideration any of which is in a form other than cash, then the value of such consideration (unless Company and Holder otherwise mutually agree) shall be as determined by an Independent Appraiser, and the Board of Directors shall cause the related shares to be fully paid. Any adjustment required by this Clause (X) shall become effective on the date of issuance, and (Y) shall be made successively whenever any such event occurs.

                  (b) Election to Adjust Warrants Rather than Exercise Price. Holder may elect on or after the date of any adjustment to the Exercise Price to adjust the number of Warrants and Warrant Shares purchasable) instead of the Exercise Price. Upon any such election, the number of Warrants (and Warrant Shares purchasable) will be determined by multiplying the number of Warrants and Warrant Shares purchasable by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price in effect as a result of such adjustment.

         4.3. Dividend Notification. Company shall provide Holder a copy of any public notice regarding the making or declaring or the record date for any dividend, distribution or other payment with respect to any Capital Stock or other equity securities of Company. Holder must receive its copy of such notice concurrently with the Company's publication of such notice to the public.

         4.4. Other Anti-Dilution Protection. If Company at any time and/or from time to time prior to the exercise of all of the Warrants otherwise issues any securities or instruments or engages in any transaction an effect of which is to dilute the economic value of Holder's Warrants or Warrant Shares (including the payment of cash dividends and distributions, and/or the issuance of any securities with enhanced voting rights, preemptive rights, dividend preferences or liquidation preferences) other than (i) in connection with the Excludable Shares, or (ii) in connection with the 700,000 shares to be issued after the Closing Date to John Holmes, Dino R. Gavino, and Mark Glenn Fisher, or (iii) in connection with an offering pursuant to which Holder receives protections under
Section 4.1 or 4.2, then Company shall concurrently implement an equitable adjustment to Holder's interest in Company (in a manner reasonably acceptable to Holder) in order to account for the effects of such transaction. If Company and Holder are unable to agree on the amount or form of any such equitable adjustment, then such determination shall be made by an Independent Appraiser.

         4.5. Preemptive Rights. If Company at any time and/or from time to time issues or sells any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Capital Stock), other than (i) in a Public Offering, or (ii) in connection with an acquisition, or (iii) in connection with the Excludible Shares, or (iv) in connection with the 700,000 shares to be issued after the Closing Date to John Holmes, Dino R. Gavino, and Mark Glenn Fisher, or (v) in connection with an offering pursuant to which Holder receives protections under
Section 4.1 or 4.2 or 4.4, then Holder shall be entitled at any time during the term of this Warrant Agreement to acquire (at the price paid by such acquiror of Capital Stock and on terms and conditions otherwise at least as favorable as was offered to such acquiror) an amount of additional shares of Capital Stock that would entitle Holder to have the same aggregate percentage of Capital Stock (on a fully diluted basis) as Holder had or was entitled to have immediately prior to such transaction.

         4.6. Holder Entitled to Equivalent Rights. If Company has otherwise granted or hereafter grants to any Person any other or additional anti-dilution protection or preemptive rights with respect to any securities of Company (or similar protections or rights with any more favorable or less restrictive terms), then such protections and rights (or the more favorable or less restrictive terms thereof) will be deemed automatically incorporated into this Agreement (without the necessity of any other action by the parties hereto) as additional protections and rights that Holder is entitled to exercise.


                         ARTICLE 5: COMPANY'S COVENANTS

         5.1.     Information.

                  a. Information and Access. Company will provide Holder with a copy of all information and other communications (including financial statements and other financial information) that are sent by or on behalf of Company (i) to any class of Company's equityholders, or (ii) to the Commission. From time to time at the request of Holder, Company will also provide Holder with a statement of Holder's interest in Company containing the following information (as applicable): (a) the number of Warrants then owned, and (b) the number of Warrant Shares purchasable upon the exercise of each Warrant, and (c) the Exercise Price of each Warrant, and (d) the number of Warrant Shares then owned, and (e) a chart describing (in reasonable detail) the then current capitalization of Company.

                  b. Disclosure of Information by Holder. Holder will employ reasonable procedures to treat as confidential all written, non-public information delivered to Holder pursuant to this Agreement concerning the performance, operations, assets, structure and business plans of Company that is conspicuously designated by Company as confidential information. While other or different confidentiality procedures may be employed by Holder, the actual procedures employed by Holder will be conclusively deemed to be reasonable if they are at least as protective of such information as the procedures generally employed by Holder to safeguard the confidentiality of Holder's own information that it generally considers to be confidential. Notwithstanding the foregoing, Holder may disclose any information concerning Company from time to time (1) to permitted participants, transferees, assignees, pledgees and investors (including prospective participants, transferees, assignees, pledgees and investors), but subject to a reasonable confidentiality agreement regarding any non-public confidential information thereby disclosed, and (2) in response to credit inquiries consistent with general banking practices, and (3) to any federal or state regulator of Holder, and (4) to Holder's Affiliates, employees, legal counsel, appraisers, accountants, agents and investors, and (5) to any Person pursuant to compulsory judicial process, and (6) to any judicial or arbitration forum in connection with enforcing this Agreement or defending any action based upon this Agreement or the relationship between Holder and Company, and (7) to any other Person with respect to the public or non-confidential portions of any such information. Moreover, Holder (without any compensation, remuneration or notice to Company) may also include operational, performance and structural information and data relating to Company in compilations, reports and data bases assembled by Holder (or its Affiliates) and used to conduct, support, assist in and validate portfolio, industry and credit research and analysis for itself and/or other Persons; provided, however, that Holder may not thereby disclose to other Persons any information relating to Company in a manner that is attributable to Company unless (a) such disclosure is permitted under the standards outlined above in this Section or (b) Company otherwise separately consents thereto (which consent may not be unreasonably withheld).

         5.2. Legal Existence; Books and Record. Company and each of its material operating subsidiaries shall preserve and maintain its existence in good standing as an organization under the laws of its jurisdiction of organization. Company shall maintain books and records of account in accordance with generally accepted accounting principles and customary prudent business practices.

         5.3. No Amendments to Organic Documents. Without the prior written consent of Holder (which consent may not be unreasonably withheld), Company shall not permit any amendments to Organic Documents or reincorporation of its existence in a manner that could reasonably be expected to have or cause an adverse effect on the rights and interest of Holder.

         5.4. Transactions with Related Parties. Without the prior written consent of Holder (which consent may not be unreasonably withheld), Company will not (and will not permit any Subsidiary to) engage in any transaction (including employment and compensation arrangements) with any Affiliate or other related Person other than for value received and under reasonable and customary terms and conditions that are consistent with Company's historical practices and at least as favorable to Company as would be achieved in an arm's length transaction.

         5.5. Issuances of Equity for No Consideration. Other than in accordance with the Employee Option Plan (as in existence on the date of this Agreement), Company shall not issue shares of Capital Stock or other equity interests as payment for or in consideration of services rendered to Company.


                             ARTICLE 6: DEFINITIONS

         6.1. "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to "control" another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each of the following Persons will be deemed to be an Affiliate of a Person: (a) each Person who owns or controls 5% or more of any class or series of any equity interest of such Person, and (b) each member, manager, partner, director and/or senior executive officer of such Person or any Affiliate thereof, and (c) any family member or other relative of such Person or any Affiliate thereof, and (d) any trust of which any Person or Affiliate thereof is either a trustee or beneficiary. Notwithstanding the foregoing, Lender shall not be deemed to be an Affiliate of Company or any Affiliate thereof.

         6.2. "Agreement" means this Option and Warrant Agreement, as amended, modified and supplemented from time to time.

         6.3. "Appraised Valuation" means, as of any relevant date, the fair market value of a Warrant Share, a share of Common Stock or other security, equity interest, consideration or property (as applicable), as determined by an Independent Appraiser (unless otherwise mutually agreed between Company and Holder).

         6.4. "Block A Exercise Price" has the meaning set forth in Section 1.1.

         6.5. "Block A Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to the Block A Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

         6.6. "Block B Exercise Price" has the meaning set forth in Section 1.1.

         6.7. "Block B Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to the Block B Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

         6.8.     "Board of Directors" means the board of directors of Company.

         6.9. "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Arlington, Virginia are authorized by law to close.

         6.10. "Capital Stock" means the Common Stock, and all other classes of common stock (whether voting or non-voting), and all other forms of capital stock or securities of Company (preferred or otherwise).

         6.11. "Commission" means the Securities and Exchange Commission or any entity or agency that succeeds to any or all of its functions under the Securities Act or the Exchange Act.

         6.12. "Common Stock" means the voting common stock of Company (which has a par value of $0.001 per share).

         6.13. "Company" means NBG Radio Network, Inc., a Nevada corporation, and its successors and permitted assigns.

         6.14. "Credit Agreement" means the Credit Facility Agreement dated as of June 29, 2001 by and among Company (and certain of its Affiliates) and Lender (and certain other lenders), as the same may be amended, modified or otherwise supplemented from time to time (including any renewals, refinancings or extensions thereof or increases in the credit extended thereunder).

         6.15. "Current Market Price" means, with respect to any share of Common Stock or any other security of Company at the date herein specified, the following:

                           (i) if Company does not then have such securities
registered under the Exchange Act, then the Current Market Price per share of such security will be the Appraised Valuation per share of such security, or alternatively

                           (ii) if Company does then have such securities
registered under the Exchange Act, then the Current Market Price per share of such security will be the average of the daily market prices of such security for 20 consecutive Business Days during the period commencing 30 Business Days before such date (or, if Company has had a class of such securities registered under the Exchange Act for less than 30 consecutive Business Days before such date, then the average of the daily market prices for all of the Business Days before such date for which daily market prices are available). The market price for each such Business Day shall be as follows: (A) for a security listed or admitted to trading on any securities exchange, then the closing price (regular way) on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day), and (B) for a security not then listed or admitted to trading on any securities exchange, then the last reported sale price on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Company), and (C) for a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, then the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in Manhattan Borough (New York, NY) customarily published on each business day, designated by Company (or if there is no bid and asked prices on such day, then the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 calendar days prior to the date in question) for which prices have been so reported), and (D) if there are no bid and asked prices reported during the 30 calendar days prior to the date in question, then the Current Market Price per share of the security shall be determined as if Company did not have a class of such securities registered under the Exchange Act.

         6.16. "Employee Option Plan" means the 1998 Stock Incentive Plan of Company.

         6.17. "Equity Disposition" means the sale, issuance, transfer or other disposition of Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) to one or more Persons through any transaction or series of related transactions (other than as a result of a Public Offering) if, after such sale, issuance, transfer or disposition, more than 50% of the Capital Stock or voting power of Company is sold, issued or transferred. For purposes of this definition, any transfer of such Capital Stock by a shareholder to any member of his or her immediately family or to any trust for which he or she is the trustee shall not constitute an "Equity Disposition" provided that such shareholder retains control over the voting rights associated with such Capital Stock.

         6.18. "Equity Redemption" means any purchase, repurchase, acquisition, redemption or retirement of any issued and outstanding shares of Capital Stock (or any rights, options or convertible securities therefor) from any holder thereof by Company or any Affiliate thereof.

         6.19. "Exchange Act" means the Securities and Exchange Act of 1934, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

         6.20. "Excludible Shares" means (i) options, grants, phantom stock, stock appreciation rights or similar rights for the purchase, grant or comparable compensatory effect of up to 1,500,000 shares of Common Stock (and shares of Common Stock into which such options, grants, phantom stock, stock appreciation rights or similar rights may be exercised) issued within five years after the date of this Agreement pursuant to the Employee Option Plan, and (ii) shares of Common Stock into which options and warrants that are outstanding on the date hereof and are listed in Section 2.2 may be exercised.

         6.21. "Exercise Period" has the meaning set forth in Section 3.2.

         6.22. "Exercise Price" means either the Block A Exercise Price or the Block B Exercise Price, as applicable. Notwithstanding the foregoing, if the price per share received by Company or any selling equityholder in any Public Offering is less than the Exercise Price then in effect with respect to any Warrant, then the Exercise Price for each such Warrant will be automatically adjusted to be the per share price received by Company or such equityholder in connection with such Public Offering.

         6.23. "Holder" means, individually and collectively, each owner and/or holder of any Warrant (and corresponding Warrant Certificate) and/or any Warrant Share, and (with respect to each) any successor, assignee, transferee, trustee, estate, heir, executor, administrator, or personal representative thereof.

         6.24. "Holder-Affiliated Transferee" means any Affiliate of Holder, and/or any current or former director, officer, employee, business unit or division, or successor-in-interest of Holder, and/or any pledgee of Lender's interest under the Credit Agreement.

         6.25. "Independent Appraiser" means a Person who (a) is with a nationally recognized investment banking or appraisal firm, and (b) is qualified in the valuation of businesses, transactions and securities of the general type being analyzed, and (c) does not have a material direct or material indirect financial interest in Company or Holder. Such Independent Appraiser shall be selected by Holder and approved by Company (which approval may not be unreasonably withheld, delayed or conditioned). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided, that such valuation methods shall not give effect to
(1) any discount for any lack of liquidity or non-controlling status of any such security or other property, or (2) the fact that such equity securities may not be registered under the Securities Act. The fees and expenses associated with the Independent Appraiser shall be paid by Company.

         6.26. "Lender" means MCG Finance Corporation, a Delaware corporation, and its successors, assigns, pledgees and transferees.

         6.27. "Non-Surviving Transaction" means either (a) any merger, consolidation or other business combination by Company with one or more Persons in which the other Person effectively is the survivor or (b) any sale, transfer, lease or license of all or any material portion of the assets (or the economic benefits thereof) of Company to one or more other Persons through any transaction or series of related transactions.

         6.28.    "Option" has the meaning set forth in Section 1.1.

         6.29. "Organic Document" means, relative to any entity, its certificate and articles of incorporation, organization or formation, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its equity interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, an LLC or otherwise).

         6.30. "Person" means an individual, an association, a partnership, a corporation, a trust or an unincorporated organization or any other entity or organization.

         6.31. "Public Offering" means any issuance or other sale of any Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) of Company pursuant to a registration statement filed with the Commission under the Securities Act.

         6.32. "Registration Rights" means the rights of Holder to have the Warrant Shares registered for sale under an effective registration statement under the Securities Act.

         6.33. "Repurchase Condition" has the meaning set forth in Section 3.6.


         6.34. "Repurchase Offer" has the meaning set forth in Section 3.6.

         6.35. "Repurchase Price" has the meaning set forth in Section 3.6.

         6.36. "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

         6.37. "Subsidiary" of any Person means (a) any other Person as to which the first Person directly or indirectly owns or controls 50% or more of the equity, voting rights or enterprise value thereof or (b) any other Person the accounts of which would be consolidated with those of the first Person in its consolidated or combined financial statements according to generally accepted accounting principles.

         6.38. "Surviving Public Combination" means any merger, consolidation or other business combination by Company with one or more Persons in which Company is the survivor (or a purchase of assets by Company from one or more other Persons) if Company is thereafter required to file reports with respect to any of its Capital Stock with the Commission pursuant to the Exchange Act.

         6.39. "Target Market Price" means, at the time of any determination, a price per share of Capital Stock (or with respect to options, warrants or convertible securities, such price inclusive of any exercise or conversion payments) based upon an enterprise valuation (market capitalization plus debt) of Company of not less than $30.0 million.

         6.40. "Warrant Certificate" means a certificate evidencing one or more Warrants.

         6.41. "Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to the applicable Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

         6.42. "Warrant Share" means a share of Common Stock issuable upon exercise of a Warrant (until such share is registered by Company and sold by Holder to a third party in a public transaction).


                            ARTICLE 7: MISCELLANEOUS

         7.1. Binding Effect; Governing Law; Choice of Forum; Service of Process. This Agreement is binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is governed as to its validity, interpretation, construction and effect by the laws of the Commonwealth of Virginia (without giving effect to the conflicts of law rules of Virginia) or, to the extent that the particular issue in controversy involves Company's legal power or authorization in connection herewith, matters of internal governance, or matters of corporate law, then resolution of such issue shall be governed by the corporate laws of the State of Nevada. Company hereby irrevocably (a) submits to the jurisdiction of the courts of the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia for the purpose of any litigation relating to this Agreement and (b) waives any objection that it at any time may have to the laying of venue in any such court and/or to any claim that any such litigation has been brought in an inconvenient forum. Company further irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the Commonwealth of Virginia.

         7.2. Survival. All agreements, representations, warranties and covenants of Company contained herein or in any documentation required hereunder will survive the execution and delivery of this Agreement and will continue in full force and effect so long as this Agreement otherwise remains effective.

         7.3. Notices. Unless otherwise provided in this Agreement, any notice, request, consent, waiver or other communication required or permitted under or in connection with this Agreement will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth on a signature page hereto. Any party to this Agreement may change its address or facsimile number for notice purposes by giving notice thereof to the other in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change.

         7.4. Modification; Severability. Except as otherwise expressly provided in this Agreement, no modification or amendment hereof will be effective unless made in a writing signed by appropriate officers of the parties hereto. If fulfillment of any provision of or any transaction related to this Agreement at the time performance of such provision or transaction is due shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

         7.5. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.

         7.6. Limitation of Liability. Notwithstanding any other provision of this Agreement (unless expressly provided otherwise), neither Company nor Holder (nor any director, officer, employee, representative, legal counsel or agent of Company or Holder) shall have any liability to any other Person that is a party to or beneficiary of this Agreement (or to any equityholder of Company) with respect to (and each Person that is a party to this Agreement hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by such Person in connection with or in any way related to the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection herewith.

         7.7. Waiver of Jury Trial. Holder and Company each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Holder or Company.


                      [BALANCE OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed, as an instrument under seal (whether or not any such seals are physically attached hereto), as of the date and year first above written.


ATTEST:                                  NBG RADIO NETWORKS, INC. (Company)


By:      /s/ John J. Brumfield           By:   /s/ John A. Holmes III
         ------------------------------        ------------------------------
         Name:  John J. Brumfield               Name:  John A. Holmes III
         Title: Secretary                       Title: President

         [CORPORATE SEAL]                Address: 520 SW 6th Avenue, Suite 750
                                                  Portland, OR  97204

                                         Telephone:        (803) 802-4624
                                         Facsimile:        (803) 802-4625



WITNESS:                                 MCG FINANCE CORPORATION
                                         (a Holder)


         /s/Ruth Thomas                  By: /s/ B. Hagen Saville
         ------------------------------      ------------------------------
                                             B. Hagen Saville,
                                             Executive Vice President

                                             Address: 1100 Wilson Boulevard
                                                      Suite 800
                                                      Arlington, Virginia  22209

                                             Facsimile:        (703) 247-7505
                                             Telephone:        (703) 247-7511